EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug 05, 2021—MGE Energy, Inc. (Nasdaq: MGEE) today reported financial results for the second quarter of 2021.

MGE Energy’s GAAP (Generally Accepted Accounting Principles) earnings for the second quarter of 2021 were $22.9 million, or $0.63 per share, compared to $18.8 million, or $0.53 per share, for the same period in the prior year.

Our second-quarter results were driven by warmer weather, economic recovery in our service territory and increase in investments included in rate base.

MGE is investing in new, cost-effective renewable generation, which is helping to fuel the company's asset growth. An increase in electric investments included in rate base contributed to increased electric earnings for 2021. The Two Creeks solar project was completed in November 2020 contributing to increased electric earnings in the second quarter of 2021. The timing of 2021 depreciation and other operations and maintenance costs also contributed to higher electric earnings in the second quarter of 2021. Depreciation and operations and maintenance costs are expected to increase during the remainder of 2021 after significant capital projects are completed, including Badger Hollow I solar project and a new customer information system.

For the quarter, electric commercial and electric residential kilowatt-hour sales increased 9.4% and 1.4%, respectively, compared to the second quarter of 2020.

MGE Energy, Inc.
(In thousands, except per share amounts)
(Unaudited)

Three Months Ended June 30,	2021	2020
Operating revenue	$130,730	$117,040
Operating income	$23,393	$21,520
Net income	$22,851	$18,791
Earnings per share - basic	$0.63	$0.53
Earnings per share - diluted	$0.63	$0.53
Weighted average shares outstanding - basic	36,163	35,441
Weighted average shares outstanding - diluted	36,168	35,441

Six Months Ended June 30,	2021	2020
Operating revenue	$298,645	$266,913
Operating income	$62,447	$52,960
Net income	$57,784	$44,828
Earnings per share - basic	$1.60	$1.28
Earnings per share - diluted	$1.60	$1.28
Weighted average shares outstanding - basic	36,163	35,054
Weighted average shares outstanding - diluted	36,170	35,054

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 157,000 customers in Dane County, Wis., and purchases and distributes natural gas to 166,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements include the risks and uncertainties related to the COVID-19 pandemic as well as expenses expected for the remainder of 2021. Such forward-looking statements are based on MGE Energy’s current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Contact:	Steve B Schultz Corporate Communications Manager 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com